SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                             TAUBMAN CENTERS, INC.

      1. These Second Amended and Restated Articles of Incorporation (these "Amended and Restated Articles") are executed pursuant to the provisions of
Section 643 of the Michigan Business Corporation Act (the "Act").

      2.    The present name of the Corporation is:  Taubman Centers, Inc.

      3. The corporation identification number (CID) assigned by the Bureau is: 011-602.

      4. Except for the corporation's present name, Taubman Centers, Inc., the Corporation has not used any name other than Taubman Realty, Inc.

      5. The date of filing the original Articles of Incorporation was November 21, 1973.

      6. These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Sections 611(2) and 641 of the Act and were duly adopted by the vote of shareholders holding at least two-thirds of the shares entitled to vote, in accordance with the requirements of the Articles of Incorporation of the Corporation.

      7. The following Amended and Restated Articles of Incorporation supersede the Articles of Incorporation and shall be the Articles of Incorporation of the
Corporation:

                                   ARTICLE I
                                     Name

      The name of the Corporation is:  Taubman Centers, Inc.

                                  ARTICLE II
                                    Purpose

      The purpose for which the Corporation is organized is to:

      1. own, hold, develop and dispose of and invest in any type of retail real property or mixed use real property having a retail component of significant value in relation to the value of the entire mixed use real property, including any entity whose material assets include such real properties including, but not limited to, partnership interests in The Taubman Realty Group Limited Partnership, a Delaware limited partnership, and any successor thereto ("TRG");

      2.   act as managing general partner of TRG;

      3. at such time, if ever, as TRG distributes its assets to its partners, own, hold, manage, develop and dispose of said assets and in all other respects, carry on the business of TRG;

      4.   qualify as a REIT (as hereinafter defined); and

      5. engage in any other lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act in addition to any of the foregoing purposes, that is consistent with the Corporation's qualification as a REIT.


MWK-BH\49317.19

                                  ARTICLE III
                                    Capital

      1.    Classes and Number of Shares.

    The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000 shares. The classes and the aggregate number of shares of stock of each class are as follows:

     250,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), which shall have the rights and limitations set forth below.

     50,000,000 shares of preferred stock (the "Preferred Stock"), which may be issued in one or more series having such relative rights, preferences, priorities, privileges, restrictions, and limitations as the Board of Directors may determine from time to time.

      2. Certain Powers, Rights, and Limitations of Capital Stock.

     (a) Common Stock. Subject to the rights, preferences, and limitations that the Board of Directors designates with respect to any series of Preferred Stock, a statement of certain powers, rights, and limitations of the shares of the Common Stock is as follows:

                  (i) Dividend Rights. The holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation with respect to the Common Stock, subject to the preferential rights of any series of Preferred Stock designated by the Corporation's Board of Directors.

                  (ii) Rights Upon Liquidation. Subject to the provisions of Subsection (e) of this Section 2 of this Article III, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of shares of the Common Stock, that portion of the assets of the Corporation available for distribution to its holders of shares of Common Stock as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock (including shares of Common Stock that have become Excess Stock) then outstanding.

     (b) Voting  Rights.  Subject to the  provisions of  Subsection  (e) of this
Section 2 of this Article III, the holders of shares of the Common Stock shall be entitled to vote on all matters (for which a common shareholder shall be entitled to vote thereon) at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of the Common
Stock entitled to vote at such meeting. Any action to be taken by the shareholders, other than the election of directors or adjourning a meeting, including, but not limited to, the approval of an amendment to these Amended and Restated Articles of Incorporation (other than an amendment by the Board of Directors to establish the relative rights, preferences, priorities, privileges, restrictions, and limitations of Preferred Stock as provided in Subsection (c) of this Section 2 of this Article III, which amendment by the Board of Directors shall require no action to be taken by the shareholders), shall be authorized if approved by the affirmative vote of two-thirds of the shares of Capital Stock entitled to vote thereon. Directors shall be elected if approved by a plurality of the votes cast at an election.

     (c) Preferred Stock. The Preferred Stock shall have such relative rights, preferences, priorities, privileges, restrictions, and limitations as the Board of Directors may determine from time to time by one or more amendments to these Amended and Restated Articles of Incorporation.


MWK-BH\49317.19
                                     -2-

     (d) Restrictions on Transfer.

                  (i) Definitions. The following terms shall have the following meanings for purposes of these Amended and Restated Articles of Incorporation:

    "Affiliate" and "Affiliates" mean, (i) with respect to any individual, any member of such individual's Immediate Family, a Family Trust with respect to such individual, and any Person (other than an individual) in which such individual and/or his Affiliate(s) owns, directly or indirectly, more than 50% of any class of Equity Security or of the aggregate Beneficial Interest of all beneficial owners, or in which such individual or his Affiliate is the sole general partner, or is the sole managing general partner, or which is controlled by such individual and/or his Affiliates; and (ii) with respect to any Person
(other than an individual), any Person (other than an individual) which controls, is controlled by, or is under common control with, such Person, and any individual who is the sole general partner or the sole managing general partner in, or who controls, such Person. The terms "Affiliated" and "Affiliated with" shall have the correlative meanings.

    "Beneficial  Interest"  means  an  interest,   whether  as  partner,  joint
venturer, cestui que trust, or otherwise, a contract right, or a legal or equitable position under or by which the possessor participates in the economic or other results of the Person (other than an individual) to which such interest, contract right, or position relates.

    "Beneficial   Ownership"   means  ownership  of  shares  of  Capital  Stock
(including Capital Stock that may be acquired upon conversion of Debentures) (i) by a Person who owns such shares of Capital Stock in his own name or is treated as an owner of such shares of Capital Stock constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code; or (ii) by a person who falls within the definition of "Beneficial Owner" under Section 776(4) of the Act. The terms "Beneficial Owner", "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

    "Capital Stock" means the Common Stock and the Preferred Stock, including shares of Common Stock and Preferred Stock that have become Excess Stock.

    "Charitable Proceeds" means the amounts due from time to time to the Designated Charity, consisting of (i) dividends or other distributions, including capital gain distributions (but not including liquidating distributions not otherwise within the definition of Excess Liquidation Proceeds), paid with respect to Excess Stock, (ii) in the case of a sale of Excess Stock, the excess, if any, of the Net Sales Proceeds over the amount due to the Purported Transferee as determined under Item (iii)(b) of Subsection (e) of this Section 2 of this Article III, and (iii) in the case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Excess Liquidation Proceeds.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Constructive Ownership" means ownership of shares of Capital Stock (including Capital Stock that may be acquired upon conversion of Debentures) by a Person who owns such shares of Capital Stock in his own name or would be treated as an owner of such shares of Capital Stock constructively through the application of Section 318 of the Code, as modified by Section 856 (d)(5) of the Code. The terms "Constructive Owner", "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    "Control(s)" (and its correlative terms "Controlled By" and "Under Common Control With") means, with respect to any Person (other than an individual), possession by the applicable Person or Persons of the power, acting alone (or solely among

MWK-BH\49317.19
                                     -3-
such applicable Person or Persons, acting together), to designate and direct or cause the designation and direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.

    "Debentures" means any convertible debentures or other convertible debt securities issued by the Corporation from time to time.

    "Demand" means the written notice to the Purported Transferee demanding delivery to the Designated Agent of (i) all certificates or other evidence of ownership of shares of Excess Stock and (ii) Excess Share Distributions. Any reference to "the date of the Demand" means the date upon which the Demand is mailed or otherwise transmitted by the Corporation.

    "Designated Agent" means the agent designated by the Board of Directors, from time to time, to act as attorney-in-fact for the Designated Charity and to take delivery of certificates or other evidence of ownership of shares of Excess Stock and Excess Share Distributions from a Purported Transferee.

    "Designated Charity" means any one or more organizations described in Sections 501(c)(3) and 170(c) of the Code, as may be designated by the Board of Directors from time to time to receive any Charitable Proceeds.

    "Equity Security" has the meaning ascribed to it in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder (and any successor laws, rules and regulations of similar import).

    "Excess Liquidation Proceeds" means, with respect to shares of Excess Stock, the excess, if any, of (i) the amount which would have been due to the Purported Transferee pursuant to Subsection (a)(ii) of this Section 2 of this
Article III with respect to such stock in the case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation if the Transfer had been valid under Item (ii) of this Subsection (d) of this Section 2 of this Article III, over (ii) the amount due to the Purported Transferee as determined under Item (iii)(b)(2) of Subsection (e) of this Section 2 of this
Article III.

    "Excess Share Distributions" means dividends or other distributions, including, without limitation, capital gain distributions and liquidating distributions, paid with respect to shares of Excess Stock.

    "Excess Stock" means shares of Common Stock and shares of Preferred Stock that have been automatically converted to Excess Stock pursuant to the provisions of Item (iii) of this Subsection (d) of this Section 2 of this
Article III, and which are subject to the  provisions of Subsection  (e) of this
Section 2 of this Article III.

    "Existing Holder" means (i) the General Motors Hourly-Rate Employes Pension Trust, (ii) the General Motors Salaried Employes Pension Trust (such trusts referred to in (i) or (ii) are hereinafter referred to as "GMPTS"), (iii) the AT&T Master Pension Trust, (iv) any nominee of the foregoing, and (v) any Person to whom an Existing Holder transfers Beneficial Interest of Regular Capital Stock if (x) the result of such transfer would be to cause the transferee to Beneficially Own shares of Regular Capital Stock in excess of the greater of the Ownership Limit or any pre-existing Existing Holder Limit with respect to such transferee (such excess being herein referred to as the "Excess Amount") and (y) the transferor Existing Holder, by notice to the Corporation in connection with such transfer, designates such transferee as a successor Existing Holder (it being understood that, upon any such transfer, the Existing Holder Limit for the transferor Existing Holder shall be reduced by the Excess Amount and the then applicable Ownership Limit or Existing Holder Limit for the transferee Existing Holder shall be increased by such Excess Amount).


MWK-BH\49317.19
                                     -4-

    "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of Clauses (i) and (ii) of the definition thereof means the greater of (x) 9.9% of the outstanding Capital Stock, reduced (but not below the Ownership Limit) by any Excess Amount transferred in accordance with clause (v) of the definition of Existing Holder and (y) 4,365,713 shares of Regular Capital Stock (as adjusted to reflect any increase in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split), reduced (but not below the Ownership Limit) by any Excess Amount transferred in accordance with clause (v) of the definition of Existing Holder, (ii) for any Existing Holder who is an Existing Holder by virtue of Clause (iii) of the definition thereof means the greater of (x) 13.74% of the outstanding Capital Stock, reduced (but not below the Ownership Limit) by any Excess Amount transferred in accordance with clause (v) of the definition of Existing Holder and (y) 6,059,080 shares of Regular Capital Stock (as adjusted to reflect any increase in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split), reduced (but not below the Ownership Limit) by any Excess Amount transferred in accordance with Clause (v) of the definition of Existing Holder, (iii) for any Existing Holder who is an Existing Holder by virtue of Clause (iv) of the definition thereof means the percentage of the outstanding Capital Stock or the number of shares of the outstanding Regular Capital Stock that the Beneficial Owner for whom the Existing Holder is acting as nominee is permitted to own under this definition, and (iv) for any Existing Holder who is an Existing Holder by virtue of Clause (v) of the definition thereof means the greater of (x) a percentage of the outstanding Capital Stock equal to the Ownership Limit or pre-existing Existing Holder Limit applicable to such Person plus the Excess Amount transferred to such Person pursuant to clause
(v) of the definition of Existing Holder and (y) the number of shares of outstanding Regular Capital Stock equal to the Ownership Limit or pre-existing Existing Holder Limit applicable to such Person plus the Excess Amount transferred to such Person pursuant to clause (v) of the definition of Existing Holder.

    "Family Trust" means, with respect to an individual, a trust for the benefit of such individual or for the benefit of any member or members of such individual's Immediate Family or for the benefit of such individual and any member or members of such individual's Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a Person or Persons, other than a member of such individual's Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust and/or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual's Immediate Family, a responsible financial institution and/or an attorney that is a member of the bar of any state in the United States.

    "Immediate Family" means, with respect to a Person, (i) such Person's spouse (former or then current), (ii) such Person's parents and grandparents, and (iii) ascendants and descendants (natural or adoptive, of the whole or half blood) of such Person's parents or of the parents of such Person's spouse (former or then current).

    "Look Through Entity" means any Person that (i) is not an individual or an organization described in Sections 401(a), 501(c)(17), or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code or a corresponding provision of a prior income tax law, and (ii) provides the Corporation with (a) a written affirmation and undertaking, subject only to such exceptions as are acceptable to the Corporation in its sole discretion, that (x) it is not an organization described in Sections 401(a), 501(c)(17) or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described

MWK-BH\49317.19
                                     -5-
in Section 642(c) of the Code or a corresponding provision of a prior income tax law, (y) after the application of the rules for determining stock ownership, as set forth in Section 544(a) of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code, no "individual" would own, Beneficially or Constructively, more than the then-applicable Ownership Limit, taking into account solely for the purpose of determining such "individual's" ownership for the purposes of this clause (y) (but not for determining whether such "individual" is in compliance with the Ownership Limit for any other purpose) only such "individual's" Beneficial and Constructive Ownership derived solely from such Person and (z) it does not Constructively Own 10% or more of the equity of any tenant with respect to real property from which the Corporation or TRG receives or accrues any rent from real property, and (b) such other information regarding the Person that is relevant to the Corporation's qualifications to be taxed as a REIT as the Corporation may reasonably request.

    "Market Price" means, with respect to any class or series of shares of Regular Capital Stock, the last reported sales price of such class or series of shares reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if such class or series of shares of Regular Capital Stock is not then traded on the New York Stock Exchange, the last reported sales price of such class or series of shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such class or series of shares may be traded, or if such class or series of shares of Regular Capital Stock is not then traded over any exchange or quotation system, then the market price of such class or series of shares on the relevant date as determined in good faith by the Board of Directors of the Corporation.

    "Net Sales Proceeds" means the gross proceeds received by the Designated Agent upon a sale of Regular Capital Stock that has become Excess Stock, reduced by (i) all expenses (including, without limitation, any legal expenses or fees) incurred by the Designated Agent in obtaining possession of (x) the certificates or other evidence of ownership of the Regular Capital Stock that had become Excess Stock and (y) any Excess Share Distributions, and (ii) any expenses incurred in selling or transferring such shares (including, without limitation, any brokerage fees, commissions, stock transfer taxes or other transfer fees or expenses).

    "Ownership Limit" means 8.23% of the value of the outstanding Capital Stock of the Corporation.

    "Person" means (a) an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and (b) also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder (and any successor laws, rules and regulations of similar import).

    "Purported Transferee" means, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the shares of Regular Capital Stock would have been acquired if such Transfer had been valid under Item (ii) of this Subsection (d) of this Section 2 of this Article III.

    "Regular Capital Stock" means shares of Common Stock and Preferred Stock that are not Excess Stock.

    "REIT" means a Real Estate Investment Trust defined in Section 856 of the Code.


MWK-BH\49317.19
                                     -6-

    "Transfer" means any sale, transfer, gift, assignment, devise or other disposition of Capital Stock, (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or for Capital Stock), whether voluntary or involuntary, whether of record or beneficial ownership, and whether by operation of law or otherwise.

                  (ii)  Restriction on Transfers.

     (a)  Except  as  provided  in Item  (viii) of this  Subsection  (d) of this
Section 2 of this Article III, no Person (other than an Existing Holder) shall Beneficially Own or Constructively Own shares of Capital Stock having an aggregate value in excess of the Ownership Limit, and No Existing Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Existing Holder Limit for such Existing Holder.

     (b)  Except  as  provided  in Item  (viii) of this  Subsection  (d) of this
Section 2 of this Article III, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning or Constructively Owning shares of Regular Capital Stock having an aggregate value in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares.

     (c)  Except  as  provided  in Item  (viii) of this  Subsection  (d) of this
Section 2 of this Article III, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning or Constructively Owning shares of Regular Capital Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such shares which would be otherwise Beneficially Owned or Constructively Owned by such Existing Holder in excess of the applicable Existing Holder Limit, and such Existing Holder shall acquire no rights in such shares.

     (d)  Except  as  provided  in Item  (viii) of this  Subsection  (d) of this
Section 2 of this Article III, any Transfer that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares which would be otherwise beneficially owned by the transferee, and the intended transferee shall acquire no rights in such shares.

     (e) Any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Regular Capital Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares.

     (f) In determining the shares which any Person Beneficially Owns (or would Beneficially Own following a purported Transfer) or Constructively Owns (or would Constructively Own following a purported Transfer) for purposes of applying the limitations contained in Paragraphs (a), (b), (c), (d) and (e) of this Item (ii) of this Subsection (d) of this Article III:

      (1) shares of Capital Stock that may be acquired upon conversion of Debentures Beneficially Owned or Constructively Owned by such Person, but not shares of Capital Stock issuable upon conversion of Debentures held by others, are deemed to be outstanding.

      (2) a pension trust shall be treated as owning all shares of Capital Stock (including Capital Stock that may be acquired upon conversion of Debentures)

MWK-BH\49317.19
                                     -7-
as are (x) owned in its own name or with respect to which it is treated as an owner constructively through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code but not by Section 856(h)(3)(A) of the Code and (y) owned by, or treated as owned by, constructively through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code but not by Section 856(h)(3)(A) of the Code, all pension trusts sponsored by the same employer as such pension trust or sponsored by any of such employer's Affiliates. Notwithstanding the foregoing, (y) above shall not apply in the case of either Motors Insurance Corporation and its subsidiaries (collectively, "MIC") or any pension trusts sponsored by the General Motors Corporation, a Delaware corporation ("GMC"), or the American Telephone and Telegraph Company, a New York corporation ("AT&T"), or by any of their respective Affiliates, provided that with respect to MIC and each such pension trust sponsored by GMC, AT&T or any of their respective Affiliates, other than the Existing Holders described in (i) through (iii) in the definition thereof, all of the following conditions are met: (i) each such pension trust is administered, and will continue to be administered, by persons who do not serve in an administrative or other capacity to any other such pension trust sponsored by GMC or any Affiliate of GMC or AT&T or any Affiliate of AT&T, as applicable, including the Existing Holders described in (i) through (iv) in the definition thereof, (it being understood that the fact that any two such pension trusts may have in common one or more, but less than a majority, of the persons having ultimate investment authority for such pension trusts shall not cause such trusts to be treated as one Person, provided that they are otherwise separately administered as hereinbefore described), (ii) day to day investment decisions with respect to MIC are made by a person or persons different than the person or persons who make such decisions for the pension trusts sponsored by GMC or its affiliates, including the Existing Holders described in (i), (ii) and, in respect of (i) and (ii), item (iv) in the definition thereof, (although MIC and the pension trusts sponsored by GMC may have in common the person or persons with ultimate investment authority for such entities), and the investment of MIC in the Corporation does not exceed 2% of the value of the outstanding Capital Stock of the Corporation, (iii) neither MIC nor any such pension trust acts or will act, in concert with MIC, any other pension trust sponsored by GMC or any Affiliate of GMC or AT&T or any Affiliate of AT&T, as applicable, including the Existing Holders described in (i) through (iv) in the definition thereof, with respect to its investment in the Corporation, and (iv) as from time to time requested by the Corporation, MIC and each pension trust shall provide the Corporation with a representation and undertaking in writing to the foregoing effect.

      (3) If there are two or more classes of stock then outstanding, the total value of the outstanding Capital Stock shall be allocated among the different classes and series according to the relative value of each class or series, as determined by reference to the Market Price per share of each such class or series, using the date on which the Transfer occurs as the relevant date, or the effective date of the change in capital structure as the relevant date, as appropriate.

     (g) If any shares are transferred resulting in a violation of the Ownership Limit or Paragraphs (b), (c), (d) or (e) of this Item (ii) of this Subsection
(d) of this Section 2 of this Article III, such Transfer shall be valid only with respect to such amount of shares transferred as does not result in a violation of such limitations, and such Transfer otherwise shall be null and void ab initio.

                  (iii) Conversion to Excess Stock.

     (a) If, notwithstanding the other provisions contained in this Article III, at any time there is a purported Transfer or other change in the capital structure of the Corporation such that any Person (other than an Existing Holder) would Beneficially Own or any Person (other than an Existing Holder) would Constructively Own shares of Regular Capital Stock in excess of the Ownership Limit, or that any Person who is an Existing Holder would Beneficially Own or any Person who is an Existing Holder would Constructively Own shares of Regular Capital Stock in excess of the Existing Holder Limit, then, except as otherwise provided in Item (viii) of this Subsection (d) of this Section 2 of this Article III, such

MWK-BH\49317.19
                                     -8-
shares of Common Stock or Preferred Stock, or both, in excess of the Ownership Limit or Existing Holder Limit, as the case may be, (rounded up to the nearest whole share) shall automatically become Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

     (b) If, notwithstanding the other provisions contained in this Article III, at any time, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code then the shares of Common Stock or Preferred Stock, or both, being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or held by a Person in excess of that Person's Ownership Limit or Existing Holder Limit, as applicable (rounded up to the nearest whole share) shall automatically become Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

     (c) Shares of Excess Stock shall be issued and outstanding stock of the Corporation. The Purported Transferee shall have no rights in such shares of Excess Stock except as provided in Subsection (e) of this Section 2 of this
Article III.

                  (iv) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Item (ii) of this Subsection (d) of this Section 2 of this Article III, or any Person who is a transferee such that Excess Stock results under Item (iii) of this Subsection (d) of this Section 2 of this Article III, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request regarding such Person's ownership of Capital Stock.

                  (v)   Owners Required to Provide Information.

     (a) Every Beneficial Owner of more than 5% (or such other percentage, as provided in the applicable regulations adopted under Sections 856 through 859 of the Code) of the outstanding shares of the Capital Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned and Constructively Owned, and a full description of how such shares are held. Every Beneficial Owner shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership and Constructive Ownership of the Capital Stock as the Board of Directors deems appropriate or necessary (i) to comply with the provisions of the Code, regarding the qualification of the Corporation as a REIT under the Code, and (ii) to ensure compliance with the Ownership Limit or the Existing Holder Limit.

     (b) Any Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and any Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner, and any proposed transferee of shares, upon the determination by the Board of Directors to be reasonably necessary to protect the status of the Corporation as a REIT under the Code, shall provide a statement or affidavit to the Corporation, setting forth the number of shares of Capital Stock already Beneficially Owned or Constructively Owned by such shareholder or proposed transferee and any related person specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

                  (vi) Remedies Not Limited.  Subject to Subsection  (h) of this
Section 2 of this Article III, nothing contained in this Article III shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (i) to protect the Corporation and the interests of its shareholders in the preservation of the Corporation's status as a REIT, and (ii) to insure compliance with the Ownership Limit and the Existing Holder Limit.

MWK-BH\49317.19
                                     -9-

                  (vii) Determination. Any question regarding the application of any of the provisions of this Subsection (d) of this Section 2 of this Article III, including any definition contained in Item (i) of this Subsection (d) of this Section 2 of this Article III, shall be determined or resolved by the Board of Directors and any such determination or resolution shall be final and binding on the Corporation, its shareholders, and all parties in interest.

                  (viii) Exceptions. The Board of Directors, upon advice from, or an opinion from, Counsel, may exempt a Person from the Ownership Limit if such Person is a Look Through Entity, provided, however, in no event may any such exception cause such Person's ownership, direct or indirect (without taking into account such Person's ownership of interests in TRG), to exceed 9.9% of the value of the outstanding Capital Stock.

     For a period of 90 days following the purchase of Regular Capital Stock by an underwriter that (i) is a Look Through Entity and (ii) participates in a public offering of the Regular Capital Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Regular Capital Stock purchased by it as a part of such public offering.

            (e)   Excess Stock.

                  (i) Surrender of Excess Stock to Designated Agent. Within thirty business days of the date upon which the Corporation determines that shares have become Excess Stock, the Corporation, by written notice to the Purported Transferee, shall demand that any certificate or other evidence of ownership of the shares of Excess Stock be immediately surrendered to the Designated Agent (the "Demand").

                  (ii) Excess Share Distributions. The Designated Agent shall be entitled to receive all Excess Share Distributions. The Purported Transferee of Regular Capital Stock that has become Excess Stock shall not be entitled to any dividends or other distributions, including, without limitation, capital gain distributions, with respect to the Excess Stock. Any Excess Share Distributions paid to a Purported Transferee shall be remitted to the Designated Agent within thirty business days after the date of the Demand.

                  (iii) Restrictions on Transfer; Sale of Excess Stock.

     (a)  Excess  Stock  shall  be  transferable  by  the  Designated  Agent  as
attorney-in-fact  for  the  Designated  Charity.   Excess  Stock  shall  not  be
transferable by the Purported Transferee.

     (b) Upon delivery of the certificates or other evidence of ownership of the shares of Excess Stock to the Designated Agent, the Designated Agent shall immediately sell such shares in an arms-length transaction (over the New York Stock Exchange or such other exchange over which the shares of the applicable class or series of Regular Capital Stock may then be traded, if practicable), and the Purported Transferee shall receive from the Net Sales Proceeds, the lesser of:

     (1) the Net Sales Proceeds; or

     (2) the price per share that such Purported Transferee paid for the Regular Capital Stock in the purported Transfer that resulted in the Excess Stock, or if the Purported Transferee did not give value for such shares (because the Transfer was, for example, through a gift, devise or other transaction), a price per share equal to the Market Price determined using the date of the purported Transfer that resulted in the Excess Stock as the relevant date.

     (c) If some or all of the shares of Excess Stock have been sold prior to receiving the Demand, such sale shall be deemed to been made for the benefit of and

MWK-BH\49317.19
                                     -10-
as the agent for the Designated Charity. The Purported Transferee shall pay to the Designated Agent, within thirty business days of the date of the Demand, the entire gross proceeds realized upon such sale. Notwithstanding the preceding sentence, the Designated Agent may grant written permission to the Purported Transferee to retain an amount from the gross proceeds equal to the amount the Purported Transferee would have been entitled to receive had the Designated Agent sold the shares as provided in Item (iii)(b) of this Subsection (e) of this Section 2 of this Article III.

     (d) The Designated Agent shall promptly pay to the Designated Charity any Excess Share Distributions recovered by the Designated Agent and the excess, if any, of the Net Sales Proceeds over the amount due to the Purported Transferee as provided in Item (iii)(b) of this Subsection (e) of this Section 2 of this
Article III.

                  (iv) Voting Rights. The Designated Agent shall have the exclusive right to vote all shares of Excess Stock as the attorney-in-fact for the Designated Charity. The Purported Transferee shall not be entitled to vote such shares (except as required by applicable law). Notwithstanding the foregoing, votes erroneously cast by a Prohibited Transferee shall not be invalidated in the event that the Corporation has already taken irreversible corporate action to effect a reorganization, merger, sale or dissolution of the Corporation.

                  (v) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, a Purported Transferee shall be entitled to receive the lesser of (i) that amount which would have been due to such Purported Transferee had the Designated Agent sold the shares of Excess Stock as provided in Item (iii)(b) of this Subsection (e) of this Section 2 of this
Article III and (ii) that amount which would have been due to the Purported Transferee if the Transfer had been valid under Item (ii) of Subsection (d) of this Section 2 of this Article III, determined (A) in the case of Common Stock, pursuant to Subsection (a)(ii) of this Section 2 of this Article III, and (B) in the case of Preferred Stock, pursuant to the provisions of these Amended and Restated Articles of Incorporation, amended as authorized by Section 1 of this
Article III, which sets forth the liquidation rights of such class or series of Preferred Stock. With respect to shares of Excess Stock, a Purported Transferee shall not have any rights to share in the assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation other than the right to receive the amount determined in the preceding sentence and shall not be entitled to any preference or priority (as a creditor of the Corporation) over the holders of the shares of Regular Capital Stock. Any Excess Liquidation Proceeds shall be paid to the Designated Charity.

                  (vi) Action by Corporation to Enforce Transfer Restrictions. If the Purported Transferee fails to deliver the certificates or other evidence of ownership and all Excess Share Distributions to the Designated Agent within thirty business days of the date of Demand, the Corporation shall take such legal action to enforce the provisions of this Article III as may be permitted under applicable law.

     (f) Legend. Each certificate for Capital Stock shall bear the following legend:

                  "The Amended and Restated  Articles of  Incorporation,  as the
            same may be amended (the "Articles"), impose certain restrictions on the transfer and ownership of the shares represented by this Certificate based upon the percentage of the outstanding shares owned by the shareholder. At no charge, any shareholder may receive a written statement of the restrictions on transfer and ownership that are imposed by the Articles."

     (g) Severability. If any provision of this Article III or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications

MWK-BH\49317.19
                                     -11-
of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (h) New York Stock Exchange Settlement. Nothing contained in these Amended and Restated Articles of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or of any other stock exchange on which shares of the Common Stock or class or series of Preferred Stock may be listed, or of the Nasdaq National Market (if the shares are quoted on such Market) and which has conditioned such listing or quotation on the inclusion in the Corporation's Amended and Restated Articles of Incorporation of a provision such as this Subsection (h). The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article III and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Article III.

                                  ARTICLE IV
                    Registered Office and Registered Agent

      1.    Registered Office.

            The address and mailing address of the registered office of the Corporation is 500 North Woodward Avenue, Suite 100, Bloomfield Hills, Michigan 48304.

      2.    Resident Agent.

     The resident agent for service of process on the Corporation at the registered office is Jeffrey H. Miro.

                                   ARTICLE V
                     Plan of Compromise or Reorganization

      When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the State of Michigan, on application of the Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 75% in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

                                  ARTICLE VI
                                   Directors

      For so long as the Corporation has the right to designate, pursuant to The Second Amended and Restated Agreement of Limited Partnership of TRG (as the same may be amended, the "Partnership Agreement"), members of the committee of TRG that have the power to approve or propose all actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like to be taken, made or given, with respect to TRG, its business and its properties as well as the management of all affairs of TRG (the "Partnership Committee"), the Board of Directors shall consist of, except during the period of any vacancy between annual meetings of the shareholders, that number of members as are set forth in the By-Laws of the Corporation of which, except during the

MWK-BH\49317.19
                                     -12-
period of any vacancy between annual meetings of the shareholders, not less than 40% (rounded up to the next whole number) of the members shall be Independent Directors (as hereinafter defined), and, thereafter, the Board of Directors shall consist of, except during the period of any vacancy between annual meetings of the shareholders, that number of members as are set forth in the By-Laws of the Corporation. For purposes of this Article VI, "Independent Director" shall mean an individual who is neither one of the following named persons nor an employee, beneficiary, principal, director, officer or agent of, or a general partner in, or limited partner (owning in excess of 5% of the Beneficial Interest) or shareholder (owning in excess of 5% of the Beneficial Interest) in, any such named Person: (i) for so long as TG Partners Limited Partnership, a Delaware limited partnership, has the right to appoint one or more Partnership Committee members, A. Alfred Taubman and any Affiliate of A. Alfred Taubman or any member of his Immediate Family, (ii) for so long as Taub-Co Management, Inc., a Michigan corporation (formerly The Taubman Company, Inc. ("T-Co")) has the right to appoint one or more Partnership Committee members, T-Co or an Affiliate of T-Co, (iii) for so long as a Taubman Transferee (as hereinafter defined) has the right to appoint one or more Partnership Committee members, a Taubman Transferee, or an Affiliate of such Taubman Transferee, (iv) for so long as GMPTS has the right to appoint one or more Partnership Committee members, GMPTS, General Motors Corporation, or an
Affiliate of GMPTS or of General Motors Corporation, and (v) for so long as a GMPTS Transferee (as hereinafter defined) has the right to appoint one or more Partnership Committee members, a GMPTS Transferee or an Affiliate of such GMPTS Transferee. "Taubman Transferee" means a single Person that acquires, pursuant to Section 8.1(b) or Section 8.3(a) of The Partnership Agreement, or upon the foreclosure or like action in respect of a pledge of a partnership interest in TRG, the then (i.e., at the time of such acquisition) entire partnership interest in TRG (excluding, in the case of an acquisition pursuant to Section 8.3(a) of the Partnership Agreement or pursuant to a foreclosure or like action in respect of a pledge of a partnership interest in TRG, the ability of such Person to act as a substitute partner) of A. Alfred Taubman, and any Affiliate of A. Alfred Taubman or any member of his Immediate Family, from one or more such persons or from any Taubman Transferee; provided that the percentage interest in TRG being transferred exceeds 7.7%. "GMPTS Transferee" means a single Person that acquires, pursuant to Section 8.1(b) or Section 8.3(a) of the Partnership Agreement, or upon the foreclosure or like action in respect of a pledge of a partnership interest in TRG, the then (i.e., at the time of such acquisition) entire such partnership interest in TRG (excluding, in the case of an acquisition pursuant to Section 8.3(a) of the Partnership Agreement or pursuant to a foreclosure or like action in respect of a pledge of partnership interests in TRG, the ability of such Person to act as a substitute partner) of GMPTS or of any GMPTS Transferee; provided that the percentage interest in TRG being transferred exceeds 7.7%.

      For so long as the Corporation has the right to designate, pursuant to the Partnership Agreement, any members of the Partnership Committee, the affirmative vote of both a majority of the Independent Directors who do not have a beneficial financial interest in the action before the Board of Directors and a majority of all members of the Board of Directors who do not have a beneficial financial interest in the action before the Board of Directors is required for the approval of all actions to be taken by the Board of Directors; provided, however, the Corporation may not appoint to the Partnership Committee as a Corporation appointee an individual who does not satisfy the definition of Independent Director in one or more respects without the affirmative vote of all of the Independent Directors then in office. Thereafter, the affirmative vote of a majority of all members of the Board of Directors who do not have a beneficial financial interest in the action before the Board of Directors is required for the approval of all actions to be taken by the Board of Directors. The establishment of reasonable compensation of Directors for services to the Corporation as Directors or officers shall not constitute action in which any Director has a beneficial financial interest.

      Subject to the foregoing, a Director shall be deemed and considered in all respects and for all purposes to be a Director of the Corporation, including, without limitation, having the authority to vote or act on all matters, including, without limitation, matters submitted to a vote at any meeting of the Board of Directors or at any meeting of a committee of the Board

MWK-BH\49317.19
                                     -13-
of Directors, and the application to such Director of Articles VII and VIII of these Amended and Restated Articles of Incorporation, notwithstanding a Purported Transferee's unauthorized exercise of voting rights with respect to such Director's election.

                                  ARTICLE VII
                        Limited Liability of Directors

      No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty; provided, however, the foregoing provision shall not be deemed to limit a director's liability to the Corporation or its shareholders resulting from:

      (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;

      (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or knowing violation of law;

      (iii) a violation of Section 551(1) of the Act or;

      (iv) a transaction from which the director derived an improper personal benefit.

                                 ARTICLE VIII
                 Indemnification of Officers, Directors, Etc.

      1.    Indemnification of Directors.

            The Corporation shall and does hereby indemnify a person (including the heirs, executors, and administrators of such person) who is or was a party to, or who is threatened to be made a party to, a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director (or in a similar capacity, including serving as a member of the Partnership Committee and of any other committee of
TRG) or in any other representative capacity of another foreign or domestic corporation or of or with respect to any other entity (including TRG), whether for profit or not, against expenses, attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding. This Section 1 of this
Article VIII is intended to grant the persons herein described with the fullest protection not prohibited by existing law in effect as of the date of filing this Amended and Restated Articles of Incorporation or such greater protection as may be permitted or not prohibited under succeeding provisions of law.

      2.    Indemnification of Officers, Etc.

            The Corporation has the power to indemnify a person (including the heirs, executors, and administrators of such person) who is or was a party to, or who is threatened to be made a party to, a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was an officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as an officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership (including TRG), joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in

MWK-BH\49317.19
                                     -14-
connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, an indemnification under this Section 2 of this Article VIII shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Section 2 of this
Article VIII.

      3.    Advancement of Expenses.

            The Corporation shall pay the expenses incurred by a person described in Section 1 of this Article VIII in defending a civil or criminal action, suit, or proceeding described in such Section 1 in advance of the final disposition of the action, suit, or proceeding. The Corporation shall pay the expenses incurred by a person described in Section 2 of this Article VIII in defending a civil or criminal action, suit, or proceeding described in such
Section 2 in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Corporation. Such undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

Signed and certified this 15th day of May, 1996.




                                    /s/Robert S. Taubman
                                    --------------------
                                    Robert S. Taubman
                                    President and Chief Executive Officer


MWK-BH\49317.19
                                     -15-